UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2012

SOUTHERN UNION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-6407	75-0571592
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5051 Westheimer Road Houston, Texas (Address of principal executive offices)	77056-5306 (Zip Code)

Registrant's telephone number, including area code: (713) 989-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On December 14, 2012, Southern Union Company (the “Company”) entered into definitive purchase and sale agreements (collectively, the “Purchase and Sale Agreements”) with each of Plaza Missouri Acquisition, Inc. (“Laclede Missouri”) and Plaza Massachusetts Acquisition, Inc. (“Laclede Massachusetts” and together with Laclede Missouri the "Laclede Entities")), both of which are subsidiaries of The Laclede Group, Inc. ("Laclede"), pursuant to which Laclede Missouri has agreed to acquire the assets of the Company’s Missouri Gas Energy division, and Laclede Massachusetts has agreed to acquire the assets of Company’s New England Gas Company division. Laclede is also a party to both of the Purchase and Sale Agreements for the limited purpose of guaranteeing the payment and performance of its subsidiaries under the Purchase and Sale Agreements as set forth therein. Total consideration for the acquisitions, which have been approved by the applicable Boards of Directors of all parties, will be $1.035 billion, subject to customary closing adjustments, less the assumption of approximately $19 million of debt.
The Purchase and Sale Agreements contain customary representations, warranties and agreements by the Company and the Laclede Entities, and customary conditions to closing including, in the case of the Missouri Gas Energy division, the approval of the Missouri Public Service Commission, and in the case of the New England Gas Company division, the approval of the Massachusetts Department of Public Utilities, and expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. The agreements also contain indemnification obligations of the Company and the Laclede Entities, and other obligations of the parties and termination provisions. The summary of the Purchase and Sale Agreements in this report does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase and Sale Agreements, which are filed as Exhibits 10.1 and 10.2 hereto, and are incorporated herein by reference.
It is expected that the transactions contemplated by the Purchase and Sale Agreements will close by the end of the third quarter of 2013.
Item 7.01.    Regulation FD Disclosure.
On December 17, 2012, Energy Transfer Partners, L.P. (“ETP”), Energy Transfer Equity, L.P. (“ETE”) and Laclede, issued a joint press release announcing that the Company, the Laclede Entities and Laclede had entered into the Purchase and Sale Agreements.
In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached Exhibit 99.1 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.
Forward Looking Statements
Information contained in this Current Report on Form 8-K may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Such factors include the risk that the anticipated benefits from the above-described transactions cannot be fully realized. An extensive list of factors that can affect future results are discussed in the Company’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission (“SEC”). The Company undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

ITEM 9.01. Financial Statements and Exhibits.
(c) Exhibits. Pursuant to the rules and regulations of the SEC, the Company has filed certain agreements as exhibits to this Current Report on Form 8-K. These agreements may contain representations and warranties by the parties. These representations and warranties have been made solely for the benefit of the other party or parties to such agreements and (i) may have been qualified by disclosure made to such other party or parties, (ii) were made only as of the date of such agreements or such other date(s) as may be specified in such agreements and are subject to more recent developments, which may not be fully reflected in the Company’s public disclosure, (iii) may reflect the allocation of risk among the parties to such agreements and (iv) may apply materiality standards different from what may be viewed as material to investors. Accordingly, these representations and warranties may not describe the Company’s actual state of affairs at the date hereof and should not be relied upon. See the Exhibit Index set forth below for a list of exhibits included with this Form 8-K.

Exhibit Number	Description of the Exhibit
10.1
Purchase and Sale Agreement by and between Southern Union Company, as Seller, Plaza Missouri Acquisition, Inc. and for certain limited purposes The Laclede Group, Inc., as Buyers, dated as of December 14, 2012 (for Missouri Gas Energy assets).

10.2
Purchase and Sale Agreement by and between Southern Union Company, as Seller, Plaza Massachusetts Acquisition, Inc. and for certain limited purposes, The Laclede Group, Inc., as Buyers, dated as of December 14, 2012 (for New England Gas Company assets).

99.1	Press release, dated December 17, 2012, announcing the entry into the Purchase and Sale Agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOUTHERN UNION COMPANY
(Registrant)
Date: December 17, 2012	By:	/s/ Robert M. Kerrigan, III
Robert M. Kerrigan, III
Vice President - Assistant General Counsel and Secretary